AMENDMENT NO. 2

TO

SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated September 30, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer International Diversified Fund	Invesco International Diversified Fund
Invesco Oppenheimer Main Street Mid Cap Fund	Invesco Main Street Mid Cap Fund
Invesco Oppenheimer Main Street Small Cap Fund	Invesco Main Street Small Cap Fund

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

The following rates shall apply to each Fund listed below:

Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Class A	NONE	0.25%	0.25%

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Invesco Active Allocation Fund

Invesco International Diversified Fund

Invesco Main Street Small Cap Fund

Invesco Main Street Mid Cap Fund

Invesco Select Risk: Conservative Investor Fund

Invesco Select Risk: High Growth Investor Fund

Invesco Select Risk: Moderate Investor Fund “